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                                                                Exhibit (d)(3)

              Donaldson, Lufkin & Jenrette Securities Corporation
           277 Park Avenue, New York, New York 10172 - (212) 892-3000

                                                                  May 26, 2000

Mr. Douglas H. McCorkindale
Vice Chairman and President
Gannett Co., Inc.
1100 Wilson Boulevard, 31st Floor
Arlington, VA  22234

Mr. McCorkindale:

       In connection with your consideration of a possible negotiated transaction by you or one or more of your affiliates involving Central Newspapers, Inc. (the "Company") (a "Transaction"), the Company, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), acting as the Company's exclusive financial advisor in connection with the proposed Transaction, and their respective advisors and agents are prepared to make available to you certain information which is non-public, confidential or proprietary in nature ("Evaluation Material").

       By execution of this letter agreement (the "Agreement"), you agree to treat all Evaluation Material confidentially and to observe the terms and conditions set forth herein. For purposes of this Agreement, Evaluation Material shall include all information, regardless of the form in which it is communicated or maintained (whether prepared by the Company, DLJ or otherwise) that contains or otherwise reflects information concerning the Company that you or your Representatives (as defined below) may be provided by or on behalf of the Company or DLJ in the course of your evaluation of a possible Transaction. The term "Evaluation Material" shall also include all reports, analyses, notes or other information that are based on, contain or reflect any Evaluation Material ("Notes"). You shall not be required to maintain the confidentiality of those portions of the Evaluation Material that (i) become generally available to the public other than as result of a disclosure by you or any of your Representatives, (ii) were available to you on a non-confidential basis prior to the disclosure of such Evaluation Material to you pursuant to this Agreement, provided that the source of such information was not known by you or any of your Representatives, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material, (iii) become available to you on a non-confidential basis from a source other than the Company or its agents, advisors or representatives provided that the source of such information was not known by you or any of your Representatives, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material, or (iv) is independently developed by you or any of your Representatives without use of the Evaluation Material.

       You agree that you will not use the Evaluation Material for any purpose other than determining whether you wish to enter into a Transaction. You agree not to disclose or allow disclosure to others of any Evaluation Material; except that, you may disclose Evaluation Material to your directors, officers, employees, partners, affiliates, agents, advisors or representatives (hereinafter, "Representatives"), to the extent necessary to permit such Representatives to assist you in making the determination referred to in the prior sentence, provided, however, that you shall advise each such Representative of the terms of this


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Mr. Douglas H. McCorkindale
Gannett Co., Inc.
Page 2                                                            May 26, 2000




Agreement and you shall be responsible for any breach of this Agreement by any of your Representatives. Without limiting the generality of the foregoing, you agree that, without our prior written consent, neither you nor any of your Representatives will contact or communicate with any other person or its Representatives regarding the possibility of (i) making a joint proposal for a possible Transaction or (ii) purchasing, selling or exchanging any material portion of the Company following a possible Transaction by you or such other person. The restriction in (ii) above will only apply to the Phoenix and Indianapolis newspapers.

       You agree that you will not use the Evaluation Material in any way that is intentionally detrimental to the Company. In particular you agree that for a period of 12 months from the date of the signing of this Agreement you and your affiliates will not without the Company's prior consent knowingly, as a result of knowledge or information obtained from the Evaluation Material or otherwise in connection with a possible Transaction, solicit for employment an employee of the Company or any of its affiliates with whom we learn of or come into contact due to our evaluation of a possible Transaction and who earns in excess of $50,000 annually.

       In addition, you agree that you will not make any disclosure that you are having or have had discussions concerning a Transaction, that you have received Evaluation Material or that you are considering a possible Transaction; provided that you may make such disclosure if you have received the written opinion of your counsel that such disclosure must be made by you in order that you not commit a violation of law and, prior to such disclosure, you promptly advise and consult with the Company and its legal counsel concerning the information you propose to disclose. Each of the Company and DLJ will not make any disclosure that it is having or has had discussions with you concerning a Transaction, that you have received Evaluation Material or that you are considering a possible Transaction; provided that the Company or DLJ may make such disclosure if the Company or DLJ has received the written opinion of its counsel that such disclosure must be made by it in order that the Company or DLJ does not commit a violation of law and, prior to such disclosure, the Company or DLJ, as the case may be, promptly advises and consults with you and your legal counsel concerning the information the Company or DLJ proposes to disclose.

       Although the Company and DLJ have endeavored to include in the Evaluation Material information known to them which they believe to be relevant for the purpose of your investigation, you understand and agree that none of the Company, DLJ or any of their affiliates, agents, advisors or representatives (i) have made or make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material or (ii) shall have any liability whatsoever to you or your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

       In the event that you or anyone to whom you transmit any Evaluation Material in accordance with this Agreement are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Evaluation Material, you will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and you will cooperate with the Company at Company's expense to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Agreement, you (or such other persons to whom such request is directed) will furnish only that portion of the Evaluation Material which, in the written opinion of your counsel, is legally

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Mr. Douglas H. McCorkindale
Gannett Co., Inc.
Page 3                                                           May 26, 2000



required to be disclosed and, upon the Company's request, use your best efforts to obtain assurances that confidential treatment will be accorded to such information.

       If you decide that you do not wish to proceed with a Transaction, you will promptly notify DLJ of that decision. In that case, or if the Company shall elect at any time to terminate further access by you to the Evaluation Material for any reason, you will promptly redeliver to us all copies of the Evaluation Material, destroy all Notes and deliver to DLJ and the Company a certificate executed by one of your duly authorized officers indicating that the requirements of this sentence have been satisfied in full. Notwithstanding the return or destruction of Evaluation Material and Notes, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

       You understand that (i) the Company and DLJ shall conduct the process for a possible Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to such a Transaction may be changed at any time without notice to you or any other person, (iii) the Company shall have the right to reject or accept any potential buyer, proposal or offer, for any reason whatsoever, in its sole discretion, and (iv) neither you nor any of your Representatives shall have any claims whatsoever against the Company or DLJ or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to the Transaction (other than those against the parties to a definitive agreement with you in accordance with the terms thereof). You agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal, financial or other obligation of any kind whatsoever with respect to such Transaction.

       It is further understood and agreed that DLJ will arrange for appropriate contacts for due diligence purposes. It is also understood and agreed that all
(i) communications regarding a possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed exclusively to DLJ, and that none of you or your Representatives who are aware of the Evaluation Material and/or the possibility of a Transaction will initiate or cause to be initiated any communication with any director, officer or employee of the Company concerning the Evaluation Material or a Transaction.

       You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives, that in addition to all other remedies the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive, and to use your best efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or any of your Representatives have breached this letter agreement, you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom.

       The Company reserves the right to assign its rights, powers and privileges under this letter agreement (including, without limitation, the right to enforce the terms of this letter agreement) to any person who enters into a Transaction.

       All modifications of, waivers of and amendments to this Agreement or any part hereof must be in writing signed on behalf of you and the Company or by you and DLJ, as agent for the Company. You

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Mr. Douglas H. McCorkindale
Gannett Co., Inc.
Page 4                                                           May 26, 2000


acknowledge that the Company is intended to be benefited by this Agreement and that the Company shall be entitled, either alone or together with DLJ, to enforce this Agreement and to obtain for itself the benefit of any remedies that may be available for the breach hereof.

       It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

       In the event that any provision or portion of this letter is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

       This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

       This agreement contains the entire agreement of the parties with respect to the subject matter hereof and supercedes any prior such agreements.

       If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.

       This agreement and the obligation hereunder shall terminate two years from the date hereof.

                                             Very truly yours,

                                              Central Newspapers, Inc.

                                               By: /s/ Janine Shelffo
                                                  ------------------------
                                                        Janine Shelffo
                                                        Vice President
                                                  DONALDSON, LUFKIN & JENRETTE
                                                       SECURITIES CORPORATION
                                                         as Exclusive Agent

Agreed and Accepted:
Gannett Co., Inc.

By: /s/ Douglas H. McCorkindale
   -----------------------------
Title: President
      ------------------------
Date: 5/26/00
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